Exhibit 10.16

September 29, 2020 Lori Firmani

Dear Lori,

Congratulations! Galecto, Inc. ("Galecto" or the "Company") is very pleased to offer you employment with the following initial terms:

Position

Your position will be the position of Corporate Controller, initially reporting to the CFO, effective November 9, 2020 (the "Start Date"). Your position currently is based in Boston, MA. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activities of any kind, whether full-time or part time, that conflict, compete or interfere with your duties to the Company.

Compensation

Your annualized salary will be $200,000.00 payable on a semi-monthly or other basis in accordance with Galecto's normal payroll policies and procedures. This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and that you are not eligible for overtime.

You shall be eligible to receive, for each full calendar year (or, if different, each full fiscal year) occurring during your employment with Galecto, an annual bonus of up to 30% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of Galecto or otherwise, as determined by Galecto's Board of Directors or a committee thereof (the "Board") in its discretion. Such bonus, if any, will be assessed and approved by the Board in its sole discretion and will be based on such objectives as the Board determines, which may include individual and/or corporate performance objectives as developed and determined by the Board in its sole discretion. To earn any bonus, you must be employed Galecto on the date the bonus is paid. For the first fiscal year, such bonus, if any, will be prorated based on your start date.

Your salary and any bonus will be subject to customary federal and state taxes and other withholdings.

In addition, we will recommend to the Board that you be granted stock options to purchase shares, subject to the approval of the Board (in its discretion) and subject to the terms of the Equity Documents (defined below). Such options will have an exercise price equal to the fair market value of our common stock as determined by the Board on the date and the following vesting schedule subject to your continuing employment with Galecto on each applicable vesting date: 25% upon the one-year anniversary, then 1/48 vesting monthly thereafter over the remaining 36 months. Your entitlement to any stock options is conditioned upon your signing of the form of stock option agreement provided by the Company and is subject to the Company's equity plan (collectively, the "Equity Documents"). If this letter conflicts with the Equity Documents, the Equity Documents shall control.

Employee Benefits

You may participate in any and all benefit programs that Galecto establishes and generally makes available to all of its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by Galecto, and the rules, terms and conditions for participation in such benefit plans, may be changed by Galecto at any time without advance notice. You will be eligible for vacation under Galecto's vacation policy in effect from time to time.

Galecto reserves the right to change the terms or cancel its compensation and benefits programs at any time.

Employment Relationship

Your employment will be "at-will." This means that you or Galecto may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. Likewise, the terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its sole discretion. In connection with the termination of your employment for any reason, you agree to resign from any officer position or other position you have with the Company or any Company affiliate, effective as of the last day of your employment with the Company, and execute any document reasonably requested by the Company to effectuate such resignation(s).

Employment Contingency

This offer of employment and/or your employment by Galecto is contingent upon:

•
Successful completion of a background and reference checks prior to your date of hire
•
Submitting proof of your identity and work authorization within three days of your date of hire, in conformance with I-9 requirements
•
Execution of Galecto's form of restrictive covenant agreement (the "Restrictive Covenant Agreement") on or prior to your Start Date.
•
Certification of receipt and understanding of Galecto's Code of Business Conduct and Ethics, Insider Trading Policy and other company policies upon date of hire

By signing this offer letter, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with Galecto or carrying out your responsibilities for Galecto, or which is in any way inconsistent with the terms of this letter. You agree not to disclose or use any confidential information of any former employer and that you will respect any other restrictive covenant obligation you have to any former employer or other third party. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer

Policies and Procedures

You will be required to abide by and agree to all Galecto policies and procedures, including as set forth in any applicable employee handbook and accompanying policies.

Other Terms

This letter sets forth the complete offer we are extending to you, and supersedes and replaces any prior inconsistent statements or discussions. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, expect as are expressly contained herein. This letter may be changed only by a subsequent written agreement signed by you and the Chief Executive Officer or Chairperson of the Board. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and (in the Company's case only) assigns.

Except as may otherwise be expressly provided in the Restrictive Covenant Agreement or the Equity Documents, (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by the law of the State of Massachusetts (the "State"), excluding laws relating to conflicts or choice of law; and (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State in connection with any Dispute or any claim related to any Dispute.

Lori, we are thrilled to have you join the Galecto team! We hope this will be a mutually rewarding professional relationship. If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

Sincerely,

/s/ Jonathan Freve

Jonathan Freve

Chief Financial Officer

Acceptance:

I have read the terms of this offer of employment from Galecto, Inc. and I accept and agree to them.

/s/ Lori Firmani

Lori Firmani

Date: September 30, 2020

Offer Expiration Date: October 2, 2020

ENC: Restrictive Covenant Agreement